UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2007

BIG LOTS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8897	06-1119097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Phillipi Road, Columbus, Ohio 43228
(Address of principal executive office) (Zip Code)

 (614) 278-6800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, Big Lots, Inc. (“Company”) is a party to a $500.0 million five-year unsecured credit facility dated October 29, 2004 (“2004 Credit Agreement”) that provides the Company with access to revolving loans and includes a $30.0 million swing loan sub-limit, a $50.0 million bid loan sub-limit, and a $150.0 million letter of credit sub-limit.  The 2004 Credit Agreement permits, at the Company’s option, borrowings at various interest rate options based on the prime rate or London Interbank Offering Rate plus applicable margin.  The 2004 Credit Agreement also permits, as applicable, borrowings at various interest rate options mutually agreed upon by the Company and the lenders.  The 2004 Credit Agreement contains financial and other covenants, including, but not limited to, limitations on indebtedness, liens and investments, as well as the maintenance of two financial ratios – a leverage ratio and a fixed charge coverage ratio.  A violation of these covenants could result in a default under the 2004 Credit Agreement which would permit the lenders to restrict the Company’s ability to further access the 2004 Credit Agreement for loans and letters of credit, and require the immediate repayment of any outstanding loans under the 2004 Credit Agreement.  The Company was in compliance with its financial covenants under the 2004 Credit Agreement at October 30, 2007.

The Company typically repays and/or borrows on a daily basis in accordance with the terms of the 2004 Credit Agreement.  At October 30, 2007, total indebtedness under the 2004 Credit Agreement was $128.4 million, which was comprised of $40.6 million in revolving credit loans, $30.0 million in swing loans or bid loans, and $57.8 million in letters of credit.  Through November 2007, the Company anticipates that total indebtedness will rise with the peak during that period to be approximately $275.0 million.  Given the seasonality of the Company’s business, the amount of borrowings under the 2004 Credit Agreement may fluctuate materially depending on various factors, including the time of year, the Company’s need to acquire merchandise inventory, and potential activity under the $600.0 million share repurchase program previously announced on March 9, 2007.

Item 8.01	Other Events.

On October 25, 2007, the Company issued a press release that announced its participation at the Johnson Rice Consumer Conference on October 30, 2007, and updated comparable sales and earnings guidance for the third quarter of fiscal year 2007.  Attached to this Form 8-K as Exhibit 99.1 is a copy of the Company’s October 25, 2007 press release, including information concerning forward-looking statements and factors that may affect the Company’s future results.  By furnishing the information in this Form 8-K and the attached exhibit, the Company is making no admission as to the materiality of any information in this Form 8-K or the exhibit.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

99.1	Big Lots, Inc. press release dated October 25, 2007.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.

Dated: October 31, 2007	By:	/s/ Joe R. Cooper
Joe R. Cooper
Senior Vice President and Chief Financial Officer